Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement pertaining to Options Assumed by Amazon.com, Inc. Originally Granted Under the Zappos.com, Inc. 2009 Stock Plan (formerly the Zappos.com, Inc. 1999 Stock Plan) of our reports dated January 29, 2009, with respect to the consolidated financial statements and schedule of Amazon.com, Inc. and the effectiveness of internal control over financial reporting of Amazon.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts and Independent Accountants” in the Registration Statement on Form S-4 (No. 333-160831).

/s/    ERNST & YOUNG LLP

October 30, 2009